As filed with the Securities and Exchange Commission on June 28, 2018.

Registration Statement No. 333-37304
Registration Statement No. 333-74940
Registration Statement No. 333-114979
Registration Statement No. 333-123948
Registration Statement No. 333-137869
Registration Statement No. 333-158500
Registration Statement No. 333-187619
Registration Statement No. 333-195046
Registration Statement No. 333-203407
Registration Statement No. 333-207136

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
Form S-8 Registration Statement No. 333-37304
Form S-8 Registration Statement No. 333-74940
Form S-8 Registration Statement No. 333-114979
Form S-8 Registration Statement No. 333-123948
Form S-8 Registration Statement No. 333-137869
Form S-8 Registration Statement No. 333-158500
Form S-8 Registration Statement No. 333-187619
Form S-8 Registration Statement No. 333-195046
Form S-8 Registration Statement No. 333-203407
Form S-8 Registration Statement No. 333-207136

UNDER
 THE SECURITIES ACT OF 1933

CARTESIAN, INC.
(Exact name of Registrant as specified in its charter)

Delaware	48-1129619
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
 (Address of principal executive offices) (Zip code)

Cartesian, Inc. 1998 Equity Incentive Plan
Cartesian, Inc. 1999 Employee Stock Purchase Plan
Cartesian, Inc. 2000 Supplemental Stock Plan
Cartesian, Inc. Equity Incentive Plan
 (Full titles of the plans)

Jim Serafin
Chief Executive Officer
Cartesian, Inc.
7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
 (Name and address of agent for service)

(913) 345-9315
(Telephone number, including area code, of agent for service)

 Copies of all communications, including all communications sent to the agent for service, should be sent to:

Katherine J. Blair Manatt, Phelps & Phillips, LLP 11355 W. Olympic Blvd., Los Angeles, CA 90064 (310) 312-4252	Alan M. Noskow Manatt, Phelps & Phillips, LLP 1050 Connecticut Ave. NW, Suite 600 Washington, DC 20036 (202) 585-6525

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”), filed by Cartesian, Inc., a Delaware corporation (the “Company”) remove from registration all shares of common stock of the Company, par value $0.005 per share and the associated Preferred Stock Purchase Rights (the “Common Stock”), that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (No. 333-37304), which was filed with the SEC on May 18, 2000, pertaining to the registration of 3,320,868 shares of Common Stock, available for issuance under the Company’s 1998 Equity Incentive Plan and 213,708 shares of Common Stock, available for issuance under the Company’s 1999 Employee Stock Purchase Plan.

•
Registration Statement on Form S-8 (No. 333-74940), which was filed with the SEC on December 12, 2001, pertaining to the registration of 1,473,290 shares of Common Stock, available for issuance under the Company’s 1998 Equity Incentive Plan and 2,500,000 shares of Common Stock, available for issuance under the Company’s 2000 Supplemental Stock Plan.

•
Registration Statement on Form S-8 (No. 333-114979), which was filed with the SEC on April 29, 2004, pertaining to the registration of 63,332 shares of Common Stock, available for issuance under the Company’s 1999 Employee Stock Purchase Plan.

•
Registration Statement on Form S-8 (No. 333-123948), which was filed with the SEC on April 8, 2005, pertaining to the registration of 150,000 shares of Common Stock, available for issuance under the Company’s 1999 Employee Stock Purchase Plan.

•
Registration Statement on Form S-8 (No. 333-137869), which was filed with the SEC on October 6, 2006, pertaining to the registration of 300,000 shares of Common Stock, available for issuance under the Company’s 1999 Employee Stock Purchase Plan.

•
Registration Statement on Form S-8 (No. 333-158500), which was filed with the SEC on April 8, 2009, pertaining to the registration of 400,000 shares of Common Stock, available for issuance under the Company’s 1999 Employee Stock Purchase Plan.

•
Registration Statement on Form S-8 (No. 333-187619), which was filed with the SEC on March 29, 2013, pertaining to the registration of 45,000 shares of Common Stock, available for issuance under the Company’s 1999 Employee Stock Purchase Plan.

•
Registration Statement on Form S-8 (No. 333-195046), which was filed with the SEC on April 4, 2014, pertaining to the registration of 200,000 shares of Common Stock, available for issuance under the Company’s 1999 Employee Stock Purchase Plan.

•
Registration Statement on Form S-8 (No. 333-203407), which was filed with the SEC on April 14, 2015, pertaining to the registration of 1,346,827 shares of Common Stock, available for issuance under the Company’s 1998 Equity Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-207136), which was filed with the SEC on September 25, 2015, pertaining to the registration of 500,000 shares of Common Stock, available for issuance under the Company’s Equity Incentive Plan.

On March 21, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cartesian Holdings, LLC, a Delaware limited liability company (“Parent”), and Cartesian Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on June 28, 2018 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As of the Effective Time, each issued and outstanding share of Common Stock (other than shares owned directly by the Company or Merger Sub or shares as to which appraisal rights are perfected) was converted into the right to receive $0.40, without interest thereon and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas on this 28th day of June, 2018.

CARTESIAN, INC.

By:	/s/ Jim Serafin
Jim Serafin Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.